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                                                                    Exhibit 99.1


Date:24 May 2001

Trikon Technologies Announces Private Placement of Common Shares and Warrants

NEWPORT, Wales, United Kingdom, May 24, 2001 -- Trikon Technologies, Inc. (Nasdaq: TRKN), a technology leader in semiconductor processing equipment, announced today that it had sold 925,930 common shares and 92,593 warrants to purchase its common shares at $13.50 per share for $10.0 million. The warrants, if exercised in full, will raise an additional $1.25 million. The Company intends to use the proceeds for working capital and general corporate purposes.

The common shares were placed with an existing institutional shareholder at a 10% discount to the average closing price of the Company's stock for the 15 days ended May 18, 2001 and represent approximately 7.2 % of the common stock of Trikon outstanding immediately following this private placement.

"Low k dielectrics, planar opto and optoelectronic devices now represent substantial opportunities for Trikon," said Nigel Wheeler, president and chief executive officer. "We have matched this with a high level of activity developing equipment and processes particularly for CVD and plasma etching. Whilst the present market conditions are difficult and the immediate future remains unclear we are confident that these are high growth, high profitability opportunities. These additional funds will assist us at this time in maintaining and increasing developments for these strategic markets."

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Trikon shares under the registration statement will be made only by means of a prospectus.

About Trikon Technologies

Trikon Technologies, Inc., develops, manufactures and markets advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) for use in the production of silicon and compound semiconductors, opto-electronic and planar opto devices. These semiconductor and optical devices are used in a broad range of products including computers, telecommunications, consumer products and automobiles. Trikon's website can be visited at www.trikon.com.

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contact information:

Corporate contact, Carl Brancher
+44 1633 414111
carl.brancher@trikon.com

US Investor Relations contact, Jim O'Donnell, Golin/Harris International +1 212 309 0649
jodonnell@golinharris.com

Press Relations contact, Karen Wright
+44 1633 474569
karen.wright@trikon.com